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                                                            Exhibit d(2)(H)(iii)

                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

     For the services provided by Salomon Brothers Asset Management Inc. ("Portfolio Manager") to the following Series of ING Investors Trust (formerly known as The GCG Trust) ("IIT"), pursuant to the attached Portfolio Management Agreement, dated February 1, 2000, as amended January 1, 2002, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the combined average daily net assets1 of the applicable Series and the assets of the portfolios of an affiliated fund group, ING Partners, Inc. (formerly known as Portfolio Partners, Inc.) ("IPI"), that are also managed by the Portfolio Manager under a similar investment strategy, at the following annual rates:

   SERIES                                                               FEE
   ------                                                               ---
   ING Salomon Brothers All Cap Portfolio (IIT)(1)      0.43% on first $150 million in combined
   ING Salomon Brothers Investors Portfolio (IIT)(1)            assets of these series;
                                                               0.40% on next $350 million;
                                                              0.35% above $500 million

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(1) ING Salomon Brothers All Cap Portfolio (IIT) and ING Salomon Brothers
Investors Portfolio (IIT) assets are aggregated with ING Salomon Brothers Fundamental Value Portfolio (IPI) and ING Salomon Brothers Investors Value Portfolio (IPI).